Change in Auditors
Effective January 30, 2004, Deloitte & Touche LLP (D&T) withdrew as the Funds independent auditors due to D&Ts business relationship with J.P. Morgan Chase and Co. Upon the recommendation of the Audit Committee, the Funds Board of Trustees, including the Trustees who are not interested persons of the Funds, selected PriceWaterhouseCoopers LLP as the Funds independent auditors. D&Ts report on the Funds financial statements for the period ended August 31, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to the uncertainty, audit scope or accounting principles. During the period ended February 29, 2004,(i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused
D&T to make reference to the subject matter of disagreements in connection with its report on the Funds financial statements for August 31, 2003, and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.